Phillips 66 Partners Reports Second-Quarter Earnings

Exhibit 99.1

Phillips 66 Partners Reports
Second-Quarter 2019 Earnings

Highlights

•	Achieved record earnings of $233 million and adjusted EBITDA of $319 million

•	Increased quarterly distribution to $0.855 per common unit

•	Announced elimination of incentive distribution rights

•	Secured $1.3 billion project financing for Gray Oak Pipeline

•	Completed Lake Charles products pipeline

•	Announced construction of Clemens to Gregory (C2G) Pipeline

HOUSTON, July 26, 2019 – Phillips 66 Partners LP (NYSE: PSXP) announces second-quarter 2019 earnings of $233 million, or $1.15 per diluted common unit. Cash from operations was $276 million, and distributable cash flow was $254 million. Adjusted EBITDA was $319 million in the second quarter, compared with $281 million in the prior quarter.

“This quarter we had record earnings and advanced our major projects,” said Greg Garland, Phillips 66 Partners’ chairman and CEO. “Solid performance across our portfolio contributed to this quarter’s results. We secured project financing for Gray Oak Pipeline and progressed construction toward a fourth-quarter startup. In addition, we announced the C2G Pipeline project and completed the Lake Charles products pipeline.”

“This morning we announced an agreement to eliminate our general partner’s IDRs,” Garland continued. “This transaction reinforces PSXP as a premier MLP with an improved cost of capital and a simplified structure, along with its strong financial position and growth opportunities. Looking forward, we remain committed to delivering a competitive and growing distribution while balancing strong coverage and leverage ratios. Our portfolio of organic projects, as well as drop-down opportunities from Phillips 66, position us well for delivering continued growth.”

On July 17, 2019, the general partner’s board of directors declared a second-quarter 2019 cash distribution of $0.855 per common unit, a 14% increase over the second-quarter 2018 cash distribution. The Partnership has increased its distribution per common unit every quarter since its initial public offering in July 2013.

Phillips 66 Partners Reports Second-Quarter Earnings

Financial Results

Phillips 66 Partners’ second-quarter 2019 earnings were $233 million, compared with $198 million in the first quarter of 2019. The Partnership reported adjusted EBITDA of $319 million in the second quarter, compared with $281 million in the prior quarter. The improvements are due to increased volumes on the Explorer, Bakken and Bayou Bridge joint venture pipelines, as well as increased volumes on wholly owned pipelines, driven by higher utilization at refineries operated by Phillips 66.

Liquidity, Capital Expenditures and Investments

As of June 30, 2019, total debt outstanding was $3.3 billion. The Partnership had $130 million in cash and cash equivalents and $749 million available under its revolving credit facility.

The Partnership’s total capital spending for the quarter was $114 million, which included $12 million of maintenance capital. Expansion capital of $102 million included spend on the Clemens Caverns expansion, the new isomerization unit at the Phillips 66 Lake Charles Refinery, the C2G Pipeline and the Lake Charles products pipeline, as well as investments in the South Texas Gateway Terminal and the Bayou Bridge Pipeline.

Strategic Update

The Partnership is constructing the 900,000 barrels per day (BPD) Gray Oak Pipeline, which is anticipated to be in service by the end of 2019. The pipeline will provide crude oil transportation from the Permian and Eagle Ford to Texas Gulf Coast destinations that include Corpus Christi, the Sweeny area, including the Phillips 66 Sweeny Refinery, as well as access to the Houston market. Phillips 66 Partners has a 42.25% ownership in the pipeline. The Gray Oak Pipeline joint venture has secured $1.3 billion of project financing.

The Gray Oak Pipeline will connect to multiple terminals in Corpus Christi, including the South Texas Gateway Terminal currently being constructed by Buckeye Partners, L.P. The marine export terminal will have two deepwater docks, with initial storage capacity of approximately 7 million barrels and up to 800,000 BPD of throughput capacity. Phillips 66 Partners owns a 25% interest in the terminal, which is expected to start up by mid-2020.

The Partnership is increasing storage capacity at Clemens Caverns from 9 million barrels to 15 million barrels in connection with the Phillips 66 project to add natural gas liquid (NGL) fractionation capacity at the Sweeny Hub. The caverns expansion is expected to be completed in the fourth quarter of 2020.

Phillips 66 Partners is also constructing the C2G Pipeline, a 16 inch ethane pipeline that will connect Clemens Caverns to petrochemical facilities in Gregory, Texas, near Corpus Christi. The project is backed by long-term commitments and is expected to be completed in 2021.

During the quarter, Phillips 66 Partners completed construction of the Lake Charles products pipeline that connects storage in Lake Charles to its Clifton Ridge Marine Terminal. This connection is expected to increase product export capability by up to 50,000 BPD from the Phillips 66 Lake Charles Refinery. The pipeline is backed by a long-term agreement that includes a minimum volume commitment.

The 25,000 BPD isomerization unit at the Phillips 66 Lake Charles Refinery was completed in July and is expected to ramp up to full production in the third quarter. The project increases production of higher-octane gasoline blend components. The project includes a long-term agreement with Phillips 66 for processing services with a minimum volume commitment.

Phillips 66 Partners Reports Second-Quarter Earnings

The Sweeny to Pasadena Pipeline expansion project will add 80,000 BPD of pipeline capacity, providing additional naphtha offtake from the Sweeny fractionators. In addition, product storage capacity will be increased by 300,000 barrels at the Pasadena Terminal, and new connectivity will be added to third-party terminals. The project is expected to be completed in the second quarter of 2020 and will be backed by long-term agreements that include minimum volume commitments.

Phillips 66 Partners Reports Second-Quarter Earnings

Investor Webcast

Members of Phillips 66 Partners executive management will host a webcast today at 2 p.m. EDT to discuss the Partnership’s second-quarter performance. To listen to the conference call and view related presentation materials, go to www.phillips66partners.com/events. For detailed supplemental information, go to www.phillips66partners.com/reports.

About Phillips 66 Partners

Headquartered in Houston, Phillips 66 Partners is a growth-oriented master limited partnership formed by Phillips 66 to own, operate, develop and acquire primarily fee-based crude oil, refined petroleum products and natural gas liquids pipelines, terminals and other midstream assets. For more information, visit www.phillips66partners.com.

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CONTACTS
Jeff Dietert (investors) 832-765-2297 jeff.dietert@p66.com	Brent Shaw (investors) 832-765-2297 brent.d.shaw@p66.com	Dennis Nuss (media) 832-765-1850 dennis.h.nuss@p66.com

Phillips 66 Partners Reports Second-Quarter Earnings

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE “SAFE HARBOR” PROVISIONS
OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains certain forward-looking statements as defined under the federal securities laws. Words and phrases such as “is anticipated,” “is estimated,” “is expected,” “is planned,” “is scheduled,” “is targeted,” “believes,” “continues,” “intends,” “will,” “would,” “objectives,” “goals,” “projects,” “efforts,” “strategies” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Phillips 66 Partners’ operations (including joint venture operations) are based on management’s expectations, estimates and projections about the company, its interests and the energy industry in general on the date this news release was prepared. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include the continued ability of Phillips 66 to satisfy its obligations under our commercial and other agreements; the volume of crude oil, refined petroleum products and NGL we or our joint ventures transport, fractionate, terminal and store; the tariff rates with respect to volumes that we transport through our regulated assets, which rates are subject to review and possible adjustment by federal and state regulators; fluctuations in the prices for crude oil, refined petroleum products and NGL; liabilities associated with the risks and operational hazards inherent in transporting, fractionating, terminaling and storing crude oil, refined petroleum products and NGL; potential liability from litigation or for remedial actions, including removal and reclamation obligations under environmental regulations; the failure to complete construction of announced and future capital projects in a timely manner and any cost overruns associated with such projects; and other economic, business, competitive and/or regulatory factors affecting Phillips 66 Partners’ businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 Partners is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information—This news release includes the terms “EBITDA,” “adjusted EBITDA,” “distributable cash flow,” “coverage ratio,” and “adjusted capital spending.” These are non-GAAP financial measures. EBITDA and adjusted EBITDA are included to help facilitate comparisons of operating performance of the Partnership with other companies in our industry. EBITDA and distributable cash flow help facilitate an assessment of our ability to generate sufficient cash flow to make distributions to our partners. We believe that the presentation of EBITDA, adjusted EBITDA and distributable cash flow provides useful information to investors in assessing our financial condition and results of operations. Our coverage ratio is calculated as distributable cash flow divided by total cash distributions and is included to help indicate the Partnership’s ability to pay cash distributions from current earnings. Additionally, adjusted capital spending is a non-GAAP financial measure that demonstrates Phillips 66 Partners' net share of capital spending. The GAAP performance measure most directly comparable to EBITDA and adjusted EBITDA is net income. The GAAP liquidity measure most comparable to EBITDA and distributable cash flow is net cash provided by operating activities. The GAAP financial measure most comparable to our coverage ratio is calculated as net cash provided by operating activities divided by total cash distributions. The GAAP financial measure most comparable to adjusted capital spending is capital expenditures and investments. These non-GAAP financial measures should not be considered as alternatives to GAAP net income or net cash provided by operating activities. They have important limitations as analytical tools because they exclude some but not all items that affect net income and net cash provided by operating activities. They should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Additionally, because EBITDA, adjusted EBITDA, distributable cash flow, coverage ratio and adjusted capital spending may be defined differently by other companies in our industry, our definition of EBITDA, adjusted EBITDA, distributable cash flow, coverage ratio and adjusted capital spending may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Reconciliations of current quarter EBITDA, adjusted EBITDA and distributable cash flow to net income and net cash provided by operating activities, as well as adjusted capital spending to capital expenditures and investments are included in this release. Additionally, the disaggregation of adjusted capital spending between expansion and maintenance is not a distinction recognized under GAAP. We provide such disaggregation because our partnership agreement requires that we treat expansion and maintenance capital differently for certain surplus determinations. Further, we generally fund expansion capital spending with both operating and financing cash flows and fund maintenance capital spending with operating cash flows. We believe this is an important distinction in our liquidity profile.

References to EBITDA refer to earnings before interest, income taxes, depreciation and amortization.

Phillips 66 Partners Reports Second-Quarter Earnings

Results of Operations (Unaudited)

Summarized Financial Statement Information
	Millions of Dollars Except as Indicated
	Q2 2019	Q1 2019
Selected Income Statement Data
Total revenues and other income	$401	423
Net income	233	198

Adjusted EBITDA	319	281
Distributable cash flow	254	226

Net Income Per Limited Partner Unit—Diluted (Dollars)
Common units	$1.15	0.92

Selected Balance Sheet Data
Cash and cash equivalents	$130	2
Equity investments	2,912	2,897
Total assets	6,544	6,353
Total debt	3,324	3,188
Equity held by public
Preferred units	746	747
Common units	2,555	2,523
Equity held by Phillips 66
Common units	626	600
General partner	(1,310)	(1,315)

Phillips 66 Partners Reports Second-Quarter Earnings

Statement of Income

	Millions of Dollars
	Q2 2019	Q1 2019
Revenues and Other Income
Operating revenues—related parties	$256	296
Operating revenues—third parties	7	6
Equity in earnings of affiliates	137	119
Other income	1	2
Total revenues and other income	401	423

Costs and Expenses
Operating and maintenance expenses	85	139
Depreciation	29	29
General and administrative expenses	17	18
Taxes other than income taxes	9	11
Interest and debt expense	27	27
Total costs and expenses	167	224
Income before income taxes	234	199
Income tax expense	1	1
Net income	233	198
Less: Preferred unitholders’ interest in net income	9	10
Less: General partner’s interest in net income	71	69
Limited partners’ interest in net income	$153	119

Phillips 66 Partners Reports Second-Quarter Earnings

Selected Operating Data

	Q2 2019	Q1 2019
Wholly Owned Operating Data
Pipelines
Pipeline revenues (millions of dollars)	$117	109
Pipeline volumes(1) (thousands of barrels daily)
Crude oil	1,000	959
Refined petroleum products and natural gas liquids	995	768
Total	1,995	1,727

Average pipeline revenue per barrel (dollars)	$0.64	0.70

Terminals
Terminal revenues (millions of dollars)	$39	40
Terminal throughput (thousands of barrels daily)
Crude oil(2)	456	471
Refined petroleum products	809	736
Total	1,265	1,207

Average terminaling revenue per barrel (dollars)	$0.33	0.36

Storage, processing and other revenues (millions of dollars)	$107	153
Total operating revenues (millions of dollars)	$263	302

Joint Venture Operating Data(3)
Crude oil, refined petroleum products and natural gas liquids (thousands of barrels daily)	772	687
(1) Represents the sum of volumes transported through each separately tariffed pipeline segment.
(2) Bayway and Ferndale rail rack volumes included in crude oil terminals.
(3) Proportional share of total pipeline and terminal volumes of joint ventures consistent with recognized equity in earnings of affiliates.

Capital Expenditures and Investments
	Millions of Dollars
	Q2 2019	Q1 2019
Capital Expenditures and Investments
Expansion	$102	195
Maintenance	12	15
Adjusted capital spending	114	210
Capital expenditures and investments funded by Gray Oak joint venture partners	—	422
Capital expenditures and investments	$114	632

Phillips 66 Partners Reports Second-Quarter Earnings

Cash Distributions

	Millions of Dollars Except as Indicated
	Q2 2019	Q1 2019
Cash Distributions†
Common units—public	$49	47
Common units—Phillips 66	58	58
General partner—Phillips 66	70	69
Total	$177	174

Cash Distribution Per Common Unit (Dollars)	$0.855	0.845

Coverage Ratio*	1.44	1.30
†Cash distributions declared attributable to the indicated periods.
*Calculated as distributable cash flow divided by total cash distributions. Used to indicate the Partnership’s ability to pay cash distributions from current earnings. Net cash provided by operating activities divided by total cash distributions was 1.56x and 1.18x at Q2 2019 and Q1 2019, respectively.

Phillips 66 Partners Reports Second-Quarter Earnings

Reconciliation of Adjusted EBITDA and Distributable Cash Flow to Net Income

	Millions of Dollars
	Q2 2019	Q1 2019

Net Income	$233	198
Plus:
Depreciation	29	29
Net interest expense	26	27
Income tax expense	1	1
EBITDA	289	255
Proportional share of equity affiliates’ net interest, taxes and depreciation and amortization	29	26
Expenses indemnified or prefunded by Phillips 66	1	—
Transaction costs associated with acquisitions	—	—
Adjusted EBITDA	319	281
Plus:
Deferred revenue impacts*†	(4)	—
Less:
Equity affiliate distributions less than proportional EBITDA	13	9
Maintenance capital expenditures†	12	9
Net interest expense	26	27
Preferred unit distributions	9	10
Income taxes paid	1	—
Distributable cash flow	$254	226
*Difference between cash receipts and revenue recognition.
†Excludes Merey Sweeny capital reimbursements and turnaround impacts.

Phillips 66 Partners Reports Second-Quarter Earnings

Reconciliation of Adjusted EBITDA and Distributable Cash Flow to Net Cash Provided by Operating Activities

	Millions of Dollars
	Q2 2019	Q1 2019

Net Cash Provided by Operating Activities	$276	205
Plus:
Net interest expense	26	27
Income tax expense	1	1
Changes in working capital	(11)	34
Undistributed equity earnings	(1)	(2)
Deferred revenues and other liabilities	1	(9)
Other	(3)	(1)
EBITDA	289	255
Proportional share of equity affiliates’ net interest, taxes and depreciation and amortization	29	26
Expenses indemnified or prefunded by Phillips 66	1	—
Transaction costs associated with acquisitions	—	—
Adjusted EBITDA	319	281
Plus:
Deferred revenue impacts*†	(4)	—
Less:
Equity affiliate distributions less than proportional EBITDA	13	9
Maintenance capital expenditures†	12	9
Net interest expense	26	27
Preferred unit distributions	9	10
Income taxes paid	1	—
Distributable cash flow	$254	226
*Difference between cash receipts and revenue recognition.
†Excludes Merey Sweeny capital reimbursements and turnaround impacts.